Exhibit 10.6
October 4, 2006
Mike Tattersfield
9016 Tartan Fields Drive
Dublin, Ohio
43017
Dear Mike,
The Board of Directors of lululemon athletica inc. (“the Company”) and I are pleased to offer you the position of Executive Vice President and Chief Financial Officer. The terms and conditions of your prospective employment are summarized below and in all events subject to the Company’s policies as they now exist or hereafter may be amended:

Title:	Executive Vice President / Chief Operations Officer

Reporting to:	Chief Executive Officer — Bob Meers

Location:	Vancouver SSC, Canada

Base Salary:	$350,000.00 USD per annum — (392,111.00 CAD).

Annual Bonus Compensation:	Up to 60% of annual salary. Prorated for remainder of 2006. Bonus metrics and targets to be determined by me and the Board of Directors.

Relocation / Housing:	The Company will reimburse you for reasonable relocation expenses incurred; the combined total of such expenses reimbursed shall not exceed $75,000 USD.

Stock Options:	175,000 options to be issued at Fair Market Value, as determined by an outside consultant. Vesting schedule of 25% per year. Subject to approval from the Board of Directors.

Tax Advisement:	lululemon will provide you with tax guidance, advice, and tax preparation for the first year prepared by KPMG. This is $4500.00. You will be eligible to participate in the tax equalization program once it is developed — the difference may be included in your base pay or in a separate payment, not to exceed $35,000.00 USD.

Medical / Dental Benefits:	As an active employee, you will be eligible for the Company’s benefit program which includes medical and dental. The waiting period for coverage will be waived and will be effective on the first day of the month after your start date for Extended Health, Dental, Life, AD&D and LTD. Please refer to the Pacific Blue Cross Group Benefits booklet for details on coverage. The Company reserves the right to alter the benefits program in whole or in part at any time.

Start Date:	November 1, 2006

Introductory Period:	Three months. Per Canadian regulation, you will be subject to a 3-month Introductory Period from the start date. At the Company’s discretion, the Introductory Period may be extended an additional three months.

Status:	Full-Time Employment

Non-Compete:	Should your employer execute their non-compete rights, lululemon will supplement your base pay (50%) for the period that you are restricted from being employed in the role of Executive Vice President / Chief Operations Officer with lululemon. We recognize that this period could be up to 6 months.

Severance:	12 months salary & medical benefits will be paid if employee is terminated without cause, subject to you signing non-disparagement and non-compete agreements upon employment. Severance payment will either be monthly installments of a lump sum payment as determined by the company.

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Work Authorization:	We will provide legal representation for your eligibility to work in Canada
Additional Employee Benefits:

Staff Discount:	Until you have worked 30 days and at least 80 hours, you will be eligible for a 60% discount on store purchases up to $200 and a 15% discount on purchases over $200. After you have worked 30 days and at least 80 hours, you will receive a 60% discount on regularly-priced store purchases and a 75% discount on sale items.

Yoga Classes:	You may participate in yoga classes up to twice a week without charge. Class participation must take place outside your work hours.

Education & Training:	You will have access to our development library and personal success development training as well as the required curriculum of the Brian Tracy success CDs, Landmark Education, and our goal coaching program.
In the event additional information is obtained that is contrary to the information thus far provided to us relating to your past employment or education, the Company reserves the right to review the continuation of your employment.
Mike, we are all extremely excited about you and the value you can bring to lululemon athletica. I believe you will blend nicely into our senior management team and that we can together build a world-class company. If you have any questions regarding the contents of this letter, please do not hesitate to contact me. I’m looking forward to getting you on-board.
Please acknowledge your formal acceptance of this offer by signing both copies of this letter. Please retain one copy for your own records and return the second copy to me.
Sincerely,

/s/ Bob Meers Bob Meers
Chief Executive Officer
cc: Board of Directors of lululemon athletica inc., Jimmy Jones
I accept the above offer of employment as written:

/s/ Mike Tattersfield Mike Tattersfield (Signature)
1-22-07
Date